EXHIBIT 99.1

Performance Sports Group Appoints Mark Vendetti Chief Financial Officer
Current Public Company CFO With Financial and Consumer Experience to Join Seasoned Management Team

EXETER, N.H.  – December 1, 2015 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) ("Performance Sports Group" or the "Company"), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it has appointed Mark Vendetti as Chief Financial Officer, effective December 14, 2015.

Vendetti will assume CFO responsibilities from Amir Rosenthal, who was named President, PSG Brands in May 2015. Rosenthal oversees the seven brands in the Performance Sports Group portfolio – BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON – and is responsible for the day-to-day oversight of each brand's business. Vendetti will report directly to Kevin Davis, Chief Executive Officer of Performance Sports Group.

A 30-year veteran of the business world with experience in finance and consumer products, Vendetti is currently the CFO of Francesca's Holdings Corporation (NASDAQ: FRAN), a women's specialty retailer with over 600 locations and fiscal year 2014 revenues of $377.5 million. Prior to his role with Francesca's Holdings Corporation, Vendetti held the position of Vice President, Finance for Abercrombie & Fitch from 2009-2013 and served as Senior Vice President for XM Satellite Radio Inc. from 2005-2008.

"Mark brings a wealth of financial expertise and executive leadership experience from his roles with some of the world's leading consumer brands and we are excited to add his skills to our already strong executive team," Davis said. "In addition to his impressive leadership qualities, Mark brings experience in structuring corporate finance departments for growth and has overseen several mergers and acquisitions. In our evolving business, these attributes will be important to the future of our company."

A graduate of Amherst College with a Masters of Business Administration from the Harvard Graduate School of Business Administration, Vendetti began his career with General Electric and held numerous positions of increasing responsibility with The Proctor & Gamble Corporation from 1989-2001, before joining the Sears Credit Division and Citigroup Inc., where he held the position of Vice President, Finance, Credit Card Products.

"Performance Sports Group is a consumer-driven business with premium brands and I am extremely excited to utilize my experience to help drive the Company's continued commitment to performance and innovation," Vendetti said. "I grew up around sports and have enjoyed participating in sports my entire life including at the collegiate level.  The opportunity to combine one of my personal interests with my professional experience is a unique opportunity and I look forward to joining the PSG team."

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Amir Rosenthal
President, PSG Brands
Chief Financial Officer
Tel 1-603-610-5802
investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Scott Liolios or Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com